UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2018

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	001-36612	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Hatnufa St., Floor 6, Yokneam Ilit, Israel		2069203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +972.4.959.0123

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 26, 2018, ReWalk Robotics Ltd. (the “Company”) received a notification letter (the “Bid Price Letter”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company did not satisfy the requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a) (“Rule 5550(a)”) to maintain a minimum bid price of $1 per share. On the same day, the Company received a separate notification letter (the “MVLS Letter”) from Nasdaq stating that, under Nasdaq Listing Rule 5550(b) (“Rule 5550(b)”), the Company failed to comply with the minimum $35 million market value of listed securities (“MVLS”) requirement for continued listing on The Nasdaq Capital Market as of October 26, 2018 and did not meet the rule’s alternative $2.5 million shareholders’ equity and $500,000 net income standards as of applicable balance sheet and income statement dates. The Company became deficient as of October 26, 2018 with Rule 5550(a) as its closing bid price was less than $1 per share for 30 consecutive business days, and with Rule 5550(b) because, in addition to not meeting the alternative shareholders’ equity and net income requirements, its MVLS was below $35 million for 30 consecutive business days. The MVLS Letter addresses the same continued listing deficiency raised by NASDAQ in letters from November 2017 and May 2018, which the Company cured temporarily in June 2018 when its MVLS exceeded $35 million for the required period after the closing of a private placement. As in the past, the Bid Price Letter and the MVLS Letter are notices of deficiency, not delisting, and do not currently affect the listing or trading of ReWalk ordinary shares on The Nasdaq Capital Market.

The Company has 180 days, or until April 24, 2019, to comply with (i) Rule 5550(a) by maintaining a closing bid price of at least $1 per share for 10 consecutive business days, and (ii) Rule 5550(b) by (1) maintaining a MVLS (the product of total shares outstanding and the daily closing bid price) of $35 million or (2) having shareholders’ equity of at least $2.5 million. Additionally, the Company may be eligible for a second 180-day period to satisfy Rule 5550(a)’s minimum bid price requirement, if, as of April 24, 2019, the Company continues to have a market value of publicly held shares of at least $1 million and meets all other initial listing standards of The Nasdaq Capital Market (with the exception of the bid price requirement).  The Company intends to monitor closely the closing bid price of its ordinary shares and its MVLS and to consider plans for regaining compliance with Rules 5550(a) and 5550(b), which may include implementing additional capital raises. While the Company plans to review all available options, there can be no assurance that it will be able to regain compliance with the applicable rules.

If the Company does not regain compliance with Rule 5550(b) by April 24, 2019, or if the Company regains compliance with Rule 5550(b) by April 24, 2019 but fails to regain compliance with Rule 5550(a) during that rule’s applicable cure period, Nasdaq will notify the Company that its ordinary shares are subject to delisting. The Company would then be permitted to appeal any delisting determination to a Nasdaq Hearings Panel. The Company’s ordinary shares would remain listed on The Nasdaq Capital Market pending the panel’s decision after the hearing. For more information regarding the consequences of a potential delisting, see “Part II, Item 1A. Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2018, filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2018.

Forward-Looking Statements

In addition to historical information, this report contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward-looking statements may include projections regarding the Company’s future performance and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “should,” “would,” “seek” and similar terms or phrases. The forward-looking statements contained in this report are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements include the factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as amended, filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this report speaks only as of the date hereof. Factors or events that could cause the Company’s actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for the Company to predict all of them. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

1

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ReWalk Robotics Ltd.

By:	/s/ Ori Gon
Name: Title:	Ori Gon Chief Financial Officer

Dated: November 1, 2018

2